UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2008

GRANITE FALLS ENERGY, LLC
(Exact name of registrant as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (320) 564-3100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Governors

On April 9, 2008, Granite Falls Energy, LLC (the “Company”) received notification by mail that the Glacial Lakes Energy, LLC (“Glacial Lakes”) board of directors, pursuant to the Granite Falls Fifth Amended and Restated Operating and Member Control Agreement (“Member Control Agreement”), exercised its right to replace two of its appointed representatives to the board of governors of Granite Falls, along with one alternate representative. Glacial Lakes has appointed Mr. Mark Schmidt and Mr. Terry Mudgett to fill its two appointed seats. These two governors will serve at the pleasure of Glacial Lakes. Glacial Lakes has also appointed Mr. Terry Little as an alternate appointee to serve in the event one of the primary appointees is unavailable.

Mr. Mudgett and Mr. Little have both previously served on the Granite Falls board as appointees or alternate appointees of Glacial Lakes. Mr. Mudgett presently serves on the board of directors of Glacial Lakes and has been farming for the past 27 years in Clark County, South Dakota. Mr. Little has been farming in Watertown, South Dakota since 1984 and also serves on the board of directors of Glacial Lakes. Mr. Schmidt serves on the board of directors for Glacial Lakes and was in the agricultural banking industry for eight years in South Dakota and Montana. For the past thirteen years he has owned and operated a farm/ranch operation near Gary, South Dakota.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

April 14, 2008	/s/ Stacie Schuler

Date	Stacie Schuler, Chief Financial Officer

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